Exhibit 99.1

Contact: Larry Dorman

760-931-1771

CALLAWAY GOLF ANNOUNCES TWO NEW SENIOR STAFF HIRINGS

CARLSBAD, CA, July 20, 2006 – Callaway Golf Company (NYSE:ELY) today announced the appointment of two new Senior Vice Presidents, David Laverty and Thomas Yang, reporting directly to President and CEO George Fellows.

Mr. Yang assumed his duties today as Senior Vice President, International and Mr. Laverty will begin August 7 as Senior Vice President, Operations.

Mr. Laverty will be responsible for strategic and operational oversight of all worldwide manufacturing operations of Callaway Golf and Top-Flite. Prior to joining Callaway, Mr. Laverty was a Senior Vice President with Vertis Inc., in Baltimore. Previously, he had spent 25 years at Revlon in numerous operations management posts. He has a B.A. in Economics from Temple University.

Mr. Yang joins the Company from Starbucks where he was Senior Vice President of Global Consumer Products, International. In that role he was responsible for leading Starbucks into the consumer products business in international markets. He previously served in International roles for Coca Cola, Proctor & Gamble, and Clorox Company.

Mr. Yang will be responsible for developing and executing Callaway Golf’s international strategy, with the Carlsbad International Team and International Subsidiaries reporting to him. He graduated from the University of Colorado with a B.S. in Marketing and has a Masters of International Management from the American Graduate School of International Management (Thunderbird) in Arizona.

In addition, Callaway Golf announced the departure of Senior Executive Vice President Bob Penicka, who was head of global manufacturing operations for Callaway Golf and Top-Flite.

Through an unwavering commitment to innovation, Callaway Golf creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Top-Flite®, Odyssey® and Ben Hogan® brands. For more information visit www.callawaygolf.com.